UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Wshington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 3)

Filed by the Registrant [X]

Filed by a party other than the Registrant [   ]

Check the appropriate box:

[X] Preliminary Proxy Statement
[   ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[   ] Definitive Proxy Statement
[   ] Definitive Additional Materials
[   ] Soliciting Material Pursuant to § 240.14a-12

Temple-Inland Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ ]	Fee paid previously with preliminary materials.

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Preliminary Copy - Subject to Completion

Dear Fellow Shareholder:

        We invite you to join us at our 2005 annual meeting of shareholders, which will be held on Friday, May 6, 2005 at 9:00 a.m., the details of which are explained in the enclosed material.

        At the meeting you will be asked to elect three current directors, Afsaneh M. Beschloss, Jeffrey M. Heller, and W. Allen Reed, to the Board of Directors of the Company and to ratify the appointment of Ernst & Young LLP as registered independent public accounting firm for the Company. Your Board of Directors unanimously recommends that all shareholders vote FOR the Company's nominees and to ratify the appointment of Ernst & Young LLP on the enclosed WHITE proxy and return it promptly.

        We would like to take this opportunity to thank you for your continued interest in the business and affairs of Temple-Inland.

Sincerely,

Kenneth M. Jastrow, II Chairman of the Board and Chief Executive Officer

Preliminary Copy - Subject to Completion

1300 MoPac Expressway South
Austin, Texas 78746

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held Friday, May 6, 2005

To the Stockholders of Temple-Inland Inc.

        NOTICE IS HEREBY GIVEN that the 2005 Annual Meeting of Stockholders (“Annual Meeting”) of Temple-Inland Inc., a Delaware corporation (the “Company”), will be held at the Company's offices located at 303 South Temple Drive, Diboll, Texas 75941, on Friday, May 6, 2005, at 9:00 a.m., local time, for the following purposes:

1.	To elect three (3) directors to the Board of Directors of the Company to hold office until the expiration of their terms or until their respective successors have been duly elected and have qualified;
2.	To ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as registered independent public accounting firm for the Company for the fiscal year ending December 31, 2005; and
3.	To transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

        The Board of Directors has fixed the close of business on March 9, 2005 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment(s) thereof. Only common stockholders of record on the Record Date will be entitled to notice of and to vote at the Annual Meeting.

        For assistance in voting your shares, please call D. F. King & Co., Inc. at (800) 714-3312 or MacKenzie Partners at (800) 322-2285 or (212) 929-5500 (Call Collect).

By Order of the Board of Directors

Leslie K. O'Neal Secretary

Austin, Texas
March 25, 2005

        YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. HOWEVER, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ACCOMPANYING WHITE PROXY CARD IN THE ENCLOSED, SELF-ADDRESSED, STAMPED ENVELOPE PROMPTLY SO THAT YOUR SHARES OF COMMON STOCK MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED AT THE MEETING. YOUR PROXY WILL BE RETURNED TO YOU IF YOU SHOULD REQUEST SUCH RETURN IN THE MANNER PROVIDED FOR REVOCATION OF PROXIES ON THE INITIAL PAGE OF THE ENCLOSED PROXY STATEMENT.

1300 MoPac Expressway South
Austin, Texas 78746

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
SOLICITATION AND REVOCABILITY OF PROXIES

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Temple-Inland Inc. (the “Company”) for use at the 2005 Annual Meeting of Stockholders (“Annual Meeting”) to be held on Friday, May 6, 2005, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders, and at any adjournment(s) thereof. This Proxy Statement and form of proxy are first being sent to the stockholders of the Company on or about March 28, 2005.

        The accompanying form of proxy is designed to permit each stockholder entitled to vote at the Annual Meeting to vote for or withhold voting for any or all nominees for election as director, to vote for or against or to abstain from voting on proposal 2 and to grant discretion to the proxies to vote with respect to any other proposal brought before the Annual Meeting. When a stockholder's proxy card specifies a choice with respect to a voting matter, the shares will be voted and will be voted as specified. If no such specifications are made, the accompanying form of proxy will be voted at the Annual Meeting: FOR the election of the nominees under the caption “Election of Directors” and FOR ratification of the selection of Ernst & Young LLP as registered independent public accounting firm for the Company for the fiscal year ending December 31, 2005.

        Execution of the accompanying proxy will not affect a stockholder's right to attend the Annual Meeting and vote in person. Any stockholder giving a proxy has the right to revoke it by giving written notice of revocation to the Secretary of the Company at its principal executive offices at any time before the proxy is voted or by executing and delivering a later-dated proxy or by attending the Annual Meeting and voting his or her shares in person. No such notice of revocation or later-dated proxy, however, will be effective until received by the Company at or prior to the Annual Meeting.

        The Company has retained D.F. King & Co., Inc. (“D.F. King”) and MacKenzie Partners, Inc. (“MacKenzie”), professional proxy solicitation firms, to assist in the solicitation of proxies. In addition to the solicitation of proxies by use of the mail, employees of D.F. King, MacKenzie and directors, officers and regular employees of the Company, as yet undesignated, may solicit the return of proxies by personal interview, mail, electronic mail, facsimile, telecopy, telegram, telephone, and internet. You may also be solicited by means of press releases issued by the Company or postings on our corporate website, www.templeinland.com. Officers and employees of the Company will not receive additional compensation, but will be reimbursed for out-of-pocket expenses. D.F. King will be reimbursed for its expenses in soliciting proxies and, in addition, will receive a proxy solicitation fee not to exceed $15,000. However if a proxy contest develops, the proxy solicitation fee will not exceed $500,000. D. F. King expects that approximately 75 of its employees will assist in the solicitation. MacKenzie will be reimbursed for its expenses in soliciting proxies and, in addition, has been paid a retainer of $50,000. However if a proxy contest develops, the proxy solicitation fee will be at least $250,000. MacKenzie expects that approximately 75 of its employees will assist in the solicitation. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward solicitation material to the beneficial owners of stock. All costs of solicitation are to be borne by the Company. The Company's expenses related to the solicitation in excess of those normally spent for an annual meeting as a result of the proxy contest and excluding salaries and wages of the Company's regular employees and officers are expected to be approximately $750,000, of which approximately $50,000 has been spent to date.

        The Annual Report to Shareholders, covering the Company's fiscal year ended January 1, 2005 and including audited financial statements, is enclosed herewith. The Annual Report does not form any part of the material for the solicitation of proxies.

PURPOSES OF THE MEETING

        At the Annual Meeting, the stockholders of the Company will consider and vote upon the following matters:

1.	To elect three (3) directors to the Board of Directors of the Company to hold office until the expiration of their terms or until their respective successors have been duly elected and have qualified;
2.	To ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as registered independent public accounting firm for the Company for the fiscal year ending December 31, 2005; and
3.	To transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

General

        The Board of Directors of the Company has fixed the close of business on March 9, 2005 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. On the Record Date, there were 56,969,255 shares of Common Stock of the Company issued and outstanding. The Common Stock is the only class of stock outstanding and entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on all matters to be acted on at the Annual Meeting. The attendance, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum to transact business.

Confidential Voting Policy

        On February 5, 1993, the Board of Directors of the Company adopted a confidential voting policy. The policy provides that stockholder proxies, ballots, and voting tabulations that identify the vote of the specific stockholder will not be disclosed to the Company, its directors, officers, or employees except in certain limited situations such as when legally necessary or when expressly requested by a stockholder.

Security Ownership of Certain Beneficial Owners

        The following table and notes thereto indicate the name, address and stock ownership of each person or group of persons known by the Company to own beneficially more than five percent (5%) of the outstanding shares of Common Stock as of March 9, 2005.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	6,821,870	(2)	12%
Wellington Management Company, LLP 75 State Street Boston, Massachusetts 02109	3,696,028	(3)	6.5%

(1)	There were 56,969,255 shares of Common Stock outstanding on March 9, 2005.
(2)	Based on a statement on Amendment No. 3 to Schedule 13G dated February 9, 2005, filed with the SEC, Capital Research and Management Company, in its capacity as investment advisor, may be deemed beneficial owner of these shares, which are owned by numerous investment counseling clients. This amount includes 1,326,870 Shares resulting from the assumed conversion of 7.50% Upper DECSSM.

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(3)	Based on a statement on Amendment No. 11 to Schedule 13G dated February 14, 2005, filed with the SEC, Wellington Management Company, in its capacity as investment advisor, may be deemed beneficial owner of these shares, which are owned by numerous investment counseling clients.

Security Ownership of Management

        The following table and notes thereto set forth certain information regarding the beneficial ownership of the Common Stock as of March 9, 2005 by (i) each of the Company's directors and nominees for director, (ii) the Chief Executive Officer and the four other most highly compensated executive officers, and (iii) all directors and executive officers of the Company as a group.

Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Beneficial Ownership Percent of Class(2)	Additional Ownership(7)(8)	Total Ownership
Afsaneh M. Beschloss	10,000	(3)	*	8,233	18,233
Donald M. Carlton	5,000	(3)	*	13,977	18,977
Cassandra C. Carr	1,000		*	14,027	15,027
E. Linn Draper, Jr.	4,000	(3)	*	10,523	14,523
Kenneth R. Dubuque	102,805	(3)(4)	*	105,048	207,853
James T. Hackett	12,100	(3)	*	18,014	30,114
Jeffrey M. Heller	4,000	(3)	*	11,220	15,220
Kenneth M. Jastrow, II	447,661	(3)(4)	*	266,433	714,094
James A. Johnson	15,800	(3)	*	19,401	35,201
Randall D. Levy	102,799	(3)(4)	*	51,078	153,877
W. Allen Reed	9,000	(3)	*	21,272	30,272
Jack C. Sweeny	113,996	(3)(4)	*	44,253	158,249
Arthur Temple III	395,769	(3)(5)(6)	*	13,910	409,679
Larry E. Temple	12,900	(3)	*	16,071	28,971
M. Richard Warner	134,673	(3)(4)(5)	*	66,230	200,903
All directors and executive officers (23 persons) as a group	1,699,122	(3)(4)(5)(6)	3%	909,141	2,608,263

*	Represents less than one percent.
(1)	Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (“Rule 13d-3”). Unless otherwise indicated, beneficial ownership includes both sole voting and sole dispositive power. Certain of the directors and executive officers disclaim beneficial ownership with respect to certain of these shares. Unless otherwise indicated, the above table does not include any shares that may be held by pension and profit-sharing plans of the corporations or endowment funds of educational and charitable institutions for which various directors and officers serve as directors or trustees.
(2)	Based upon a total of 56,969,255 shares of Common Stock issued and outstanding on March 9, 2005.
(3)	Includes the following number of shares of Common Stock issuable upon the exercise of options exercisable within a period of 60 days from March 9, 2005: Ms. Beschloss—10,000; Dr. Carlton—4,000; Dr. Draper—4,000; Mr. Dubuque—86,300; Mr. Hackett—12,000; Mr. Heller—4,000; Mr. Jastrow—349,324; Mr. Johnson—13,000; Mr. Levy—72,125; Mr. Reed—9,000; Mr. Sweeny—38,825; Mr. Temple III—11,000; Mr. L. Temple—4,000; Mr. Warner—86,940; and all directors and executive officers (23 persons) as a group—983,127.

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(4)	Includes 505, 3,924, 1,137, 5,401, and 871 shares of Common Stock held for Messrs. Dubuque, Jastrow, Levy, Sweeny and Warner, respectively, and 22,133 shares of Common Stock held for all directors and executive officers (23 persons) as a group by trusts under two (2) employee stock plans of the Company's subsidiaries. These shares are considered by the SEC to be beneficially owned for purposes of this Proxy Statement.
(5)	Includes 1,000 shares of Common Stock owned by certain relatives of Mr. Temple III, 13,247 shares of Common Stock owned by relatives of Mr. Warner, and 15,903 shares of Common Stock owned by relatives of all directors and executive officers (23 persons) as a group. Certain of these shares may be considered by the SEC to be beneficially owned for purposes of this Proxy Statement. Certain of the named individuals disclaim any beneficial interest in such shares.
(6)	Includes 67,230 shares of Common Stock held in a trust over which Mr. Temple III is trustee. Mr. Temple III has a future income interest with respect to 33,615 of these shares and a remainder interest with respect to 33,615 of these shares. Also includes 10,083 shares held by various trusts and custodial accounts, with respect to which Mr. Temple III has sole voting and dispositive power. Mr. Temple III disclaims any beneficial ownership with respect to these 10,083 shares. Includes 137,190 shares held in two trusts for Mr. Temple III and certain of his relatives with respect to which he has a present income interest and is also a co-trustee. Also includes 58,500 shares held in a trust with respect to which Mr. Temple III has a remainder interest. Does not include 1,260,626 shares of Common Stock held by the T.L.L. Temple Foundation, a charitable trust, of which Mr. Temple III is Chairman of the Board of Trustees. Mr. Temple III shares voting and dispositive power. Mr. Temple III disclaims any beneficial ownership with respect to such shares.
(7)	Includes the following number of shares of Common Stock issuable upon the exercise of options with exercise dates and terms ranging from May 9, 2005 through January 2, 2017: Ms. Beschloss—0; Dr. Carlton—6,000; Ms. Carr—10,000; Dr. Draper—6,000; Mr. Dubuque—42,200; Mr. Hackett—0; Mr. Heller—6,000; Mr. Jastrow—167,500; Mr. Johnson—5,000; Mr. Levy—40,700; Mr. Reed—5,000; Mr. Sweeny—35,950; Mr. Temple III—0; Mr. L. Temple—0; Mr. Warner—51,700; and all directors and executive officers (23 persons) as a group 556,150. These options are not required to be reported under Rule 13d-3 and the shares underlying these options are not considered “beneficially owned” under Rule 13d-3. These amounts are not included in the amounts under the heading “Amount and Nature of Beneficial Ownership” in the above table.
(8)	Includes the following number of phantom shares under the Company's stock plan(s) which are payable in stock at retirement: Ms. Beschloss—8,233; Dr. Carlton—7,977; Ms. Carr—4,027; Dr. Draper—4,523; Mr. Dubuque—62,848; Mr. Hackett—18,014; Mr. Heller—5,220; Mr. Jastrow—98,933; Mr. Johnson—14,401; Mr. Levy—10,378; Mr. Reed—16,272; Mr. Sweeny—8,303; Mr. Temple III—13,910; Mr. L. Temple—16,071; Mr. Warner—14,530 and all directors and executive officers (23 persons) as a group 352,991. These amounts are not included in the amounts under the heading “Amount and Nature of Beneficial Ownership” in the above table.

Equity Compensation Plan Information

        The following table sets forth information as of the Company's most recently completed fiscal year end with respect to compensation plans under which the Company's Common Stock may be issued:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (c)(1)

Equity compensation plans approved by security holders	4,400,221	*	$53.39	1,953,029
Equity compensation plans not approved by security holders	None		None	None
Total	4,400,221	*	$53.39	1,953,029

*	Included in this amount is 98,083 shares of phantom stock issued to non-employee directors.

        Beginning January 2003, the Company voluntarily adopted the prospective transition method of accounting for stock-based compensation contained in Statement of Financial Accounting Standards (SFAS) No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123. The principal effect of adopting the prospective transition method is that the fair value of stock options granted in 2003 and thereafter is charged to expense over the vesting period.

        In December 2004, the Financial Accounting Standards Board issued SFAS No. 123 (revised December 2004), Share based payment, which requires that the cost of all employee stock options, as well as other equity-based compensation arrangements, be reflected in the financial statements based on their estimated fair value. SFAS No. 123R is effective beginning third quarter 2005. The effects of SFAS No. 123R on the Company's earnings or financial position will be somewhat mitigated because we are already charging to expense, over the vesting period, the fair value of employee stock options granted in 2003 and 2004.

ELECTION OF DIRECTORS

        The By-laws of the Company provide that the number of directors that constitutes the Board of Directors shall be established by vote of the Board of Directors and that the directors shall be classified with respect to the time for which they severally hold office into three classes, which classes shall as nearly as possible be equal in size. The Board of Directors has set the number of directors at eleven (11), with two classes of four (4) directors each and one class of three (3) directors.

        Directors are elected by a plurality of the votes cast by the holders of the Company's Common Stock at a meeting at which a quorum is present. “Plurality” means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Consequently, any shares not voted (whether by abstention, broker nonvote or otherwise) have no impact in the election of directors.

Nominees

        Unless otherwise indicated in the enclosed form of proxy, the persons named in such proxy intend to nominate and vote for the election of the following nominees for the office of director of the Company, to serve as directors for three (3) years or as otherwise stated herein, or until their respective successors have been duly elected and have qualified. All nominees are presently serving as directors. After review of their qualifications, the Nominating and Governance Committee recommended them as nominees to the full Board, and the full Board subsequently voted to recommend them to the stockholders as nominees. The Company does not pay a fee to any third party to identify or evaluate or to assist in identifying or evaluating potential nominees.

Nominees for Director to be Elected at the 2005 Annual Meeting of Stockholders

Name and Year First Elected Director	Principal Occupation and Other Information
Afsaneh M. Beschloss 2002	Ms. Beschloss, 49, serves as President and Chief Executive Officer of The Rock Creek Group, formerly Carlyle Asset Management Group., a position she has held since May 2001. The Rock Creek Group manages $1.6 billion in investments and consists of a team of investment professionals with extensive experience trading, constructing portfolios, and managing risk. Ms. Beschloss served as Director of Investments and Chief Investment Officer of the World Bank from September 1996 to February 1999, and as Treasurer from February 1999 until May 2001. In these positions, Ms. Beschloss was responsible for managing $65 billion in assets and a $30 billion funding strategy, as well as $160 billion in derivatives and structured products. While at the World Bank, Ms. Beschloss was also instrumental in developing a $3 billion portfolio of alternative investment funds as well as private equity strategies. Prior to that position, she served as Senior Manager for Derivatives and Structured Products and Director and Chief Investment Officer of the World Bank's Investment Management Department. Prior to joining the World Bank, Ms. Beschloss worked for J.P. Morgan.
Jeffrey M. Heller 2004	Mr. Heller, 65, is President and Chief Operating Officer of Electronic Data Systems, Inc. (“EDS”) . Mr. Heller rejoined EDS in March 2003 after a brief retirement. Mr. Heller previously served as Vice Chairman of EDS from November 2000 until retirement in February 2002. EDS, with revenues for 2004 of more than $20 billion, provides a broad portfolio of business and technology solutions to its clients worldwide. EDS' core portfolio comprises information technology (IT), applications and business process services, as well as IT transformation services. Mr. Heller is also a director of EDS, Mutual of Omaha, and Trammell Crow Company.
W. Allen Reed 2000	Mr. Reed, 57, is President and Chief Executive Officer of General Motors Asset Management Corporation, an investment and asset management company with assets under management of more than $150 billion. Mr. Reed was elected to his current position in July 1994 and also serves as Chairman and CEO of the GM Trust Bank and as a Corporate Vice President of General Motors Corporation. He is also a director of iShares, MSCI Series, Inc., and General Motors Acceptance Corporation (GMAC) and is a member of the Board of Executives of the New York Stock Exchange.

Each of the above named nominees has consented to being named in the proxy statement and to serve if elected. If any nominee becomes unavailable to serve, however, the persons named in the enclosed form of proxy intend to vote the shares represented by the proxy for the election of such other person or persons as may be nominated or designated by management, unless they are directed by the proxy to do otherwise.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF MS. BESCHLOSS, MR. HELLER, AND MR. REED AS DIRECTORS OF THE COMPANY.

Continuing Directors

        The following information is provided with respect to directors who will continue to serve as directors of the Company until the expiration of their terms.

Directors to Serve Until the 2006 Annual Meeting of Stockholders

Name and Year First Elected Director	Principal Occupation and Other Information
Cassandra C. Carr 2004	Ms. Carr, 60, is Senior Advisor, Public Strategies, Inc. (since April 2002). Public Strategies, Inc. is a strategic consulting and communications firm which manages campaigns around issues affecting businesses. Ms. Carr, was Senior Executive Vice President, External Affairs, SBC Communications, Inc., San Antonio, TX (telecommunications) (October 1998—March 2002). Formerly Senior Vice President, Human Resources (May 1994-September 1998). Ms. Carr is also a director of Yellow Roadway Corporation.
James T. Hackett 2000	Mr. Hackett, 51, is President and Chief Executive Officer of Anadarko Petroleum Corporation since December 2003. Anadarko Petroleum Corporation is an independent oil and gas exploration and production company, with revenues of $6.1 billion. Mr. Hackett was President and Chief Operating Officer of Devon Energy Corporation from April 2003 until December 2003. Mr. Hackett was Chairman (from January 2000), President and Chief Executive Officer (from March 1999) of Ocean Energy, Inc., an independent oil and gas exploration and production company, until its merger with Devon Energy Corporation in April 2003. Mr. Hackett is also a director of Anadarko Petroleum Corporation and Fluor Corporation.
Arthur Temple III 1983	Mr. Temple III, 63, is Chairman of the Board of First Bank & Trust, East Texas (“FB&T”), a position he has held since March 1992. FB&T is a locally owned community bank headquartered in Diboll, Texas. FB&T is owned by Diboll Bancshares, Inc., a locally-owned bank holding company with total assets of $537 million. Since November 2000, Mr. Temple III has also served as Chairman of the T.L.L. Temple Foundation, a charitable foundation with assets of $350 million. Mr. Temple III served as Chairman of the Board of Exeter Investment Company from 1975 to early 1982 and from March 1986 until June 2002. From 1973 until 1980 Mr. Temple III served as a member of the Texas legislature and from January 1981 until March 1986 he served as a member and Chairman of the Railroad Commission of Texas, which regulates mineral resources and for-hire highway transportation in Texas. Mr. Temple III also serves on the Board of the Company's Guaranty Bank subsidiary.

Name and Year First Elected Director	Principal Occupation and Other Information
Larry E. Temple 1991	Mr. Temple, 69, is an attorney and during the last five years has been in private practice. He has served as Chairman of the Texas Select Committee on Higher Education, as Chairman of the Texas Higher Education Coordinating Board, and as a member of the Texas Guaranteed Student Loan Corporation. Mr. Temple has also served on several boards of the University of Texas and is a member of the Board and President of the Lyndon B. Johnson Foundation. Mr. Temple formerly served as Special Counsel to President Lyndon B. Johnson and as an Executive Assistant to Texas Governor John Connally. Mr. Temple also serves on the Board of the Company's Guaranty Bank subsidiary and is Chairman of Guaranty's audit committee.

Directors to Serve Until the 2007 Annual Meeting of Stockholders

Name and Year First Elected Director	Principal Occupation and Other Information
Donald M. Carlton 2003	Dr. Donald M. Carlton, 67, former President and Chief Executive Officer of Radian International LLC, an Austin, Texas based engineering and technology firm with revenues of $330 million, that is a subsidiary of URS Corporation. Dr. Carlton held these positions from January 1996 until his retirement in December 1998. Dr. Carlton also serves as a director of National Instruments Corp., American Electric Power Company, Inc., and as a trustee of 26 Smith Barney (Citi) mutual funds.
E. Linn Draper, Jr. 2004	Dr. Draper, 63, served as Chairman of the Board of American Electric Power Company, Inc. from April 1993 until his retirement in February 24, 2004 and also served as President and CEO from April 1993 until December 31, 2003. Dr. Draper also served as President of Ohio Valley Electric Corporation and Indiana-Kentucky Electric Corporation from 2002 until March 4, 2004. Dr. Draper is also a director of Sprint Corporation, Northwestern Corporation, Alpha Natural Resources, and Alliance Data Systems.
Kenneth M. Jastrow, II 1998	Chairman and Chief Executive Officer of the Company. Mr. Jastrow, 57, was elected to his current office effective January 1, 2000. He served as Group Vice President of the Company from April 1995 until February 1998, as President and Chief Operating Officer from February 1998 until December 1999, and as Chief Financial Officer of the Company from November 1991 until December 1999. Mr. Jastrow is also a director of MGIC Investment Corporation and KB Home.

Name and Year First Elected Director	Principal Occupation and Other Information
James A. Johnson 2000	Vice Chairman of Perseus LLC, a merchant bank and private equity fund management firm. Mr. Johnson, 61, served as Chairman and Chief Executive Officer of Johnson Capital Partners until March 2001, as Chairman of the Executive Committee of the Board of Fannie Mae in December 1999 and as Chairman and Chief Executive Officer of Fannie Mae from February 1991 through December 1998. He is also a director of Target Corporation, The Goldman Sachs Group, Inc., KB Home, UnitedHealth Group, and Gannett Co., Inc.

Certain Relationships and Related Transactions; Director Independence

        There is no family relationship between any of the nominees, continuing directors and executive officers of the Company.

        The Board of Directors has determined that all of the Company's Directors meet its independence standards, which are set forth in the Governance Guidelines on the Company's website at www.templeinland.com, except for Mr. Jastrow, the Company's Chairman, who is an employee of the Company. The Board defines independence as meeting the requirements to be considered independent directors as defined under the rules of the New York Stock Exchange (“NYSE”), as they may be amended from time to time. The Board has established the following additional guidelines to assist it in determining director independence:

1.	If not otherwise prohibited by the rules of the NYSE, the following commercial or charitable relationships will not be considered material relationships that would impair a Director's independence: any relationship that is not required to be reported in the Company's proxy statement to stockholders under applicable securities laws.
2.	To serve as a member of any committee of the Board, the Director must meet any additional requirements of independence set forth in the committee's charter or applicable law.

        From time to time, the Company's mortgage lending subsidiary and/or its Bank may have made, in the ordinary course of business, mortgage loans and/or home equity lines of credit to directors, executive officers, or their immediate families. Such mortgage loans and/or home equity lines of credit were made on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features. The Company may sell these mortgage loans and/or home equity lines of credit into the secondary market in the ordinary course of business.

Section 16(a) Beneficial Ownership Reporting Compliance

        Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company pursuant to Rule 16a-3(e) of the Securities Exchange Act during its most recent fiscal year and Forms 5 and amendments thereto or written representations in lieu of Form 5 furnished to the Company with respect to its most recent fiscal year, the Company has not identified any person who failed to file on a timely basis, as disclosed in the above forms, reports required by Section 16(a) of the Exchange Act during the most recent fiscal year or prior fiscal years, except as follows: The executive officers received a performance-based phantom stock award that was not required to be reported on a Form 4, but the officers filed Form 4s reporting the awards anyway. Because the Company maintains a dividend reinvestment plan (“DRIP”) for its shareholders, acquisitions of stock under a phantom stock plan DRIP from reinvestment of dividends are exempt from reporting under Section 16a-11. The shares automatically withheld to pay taxes on the dividends were reported under the total shares held, but the disposition to pay taxes was assumed to be exempt since the underlying acquisition was exempt. Upon further consideration, the Company determined that the better approach may be to report the dispositions at the time the dividends are paid. Therefore, all executive officers filed reports to reflect the tax withholding.

Committees of the Board of Directors

        The Board performs certain of its functions through committees. Set forth below is a description of the functions of those committees and the members of the Board serving on such committees. All members of the Audit Committee, Management Development and Executive Compensation Committee, and Nominating and Governance Committee consist solely of independent directors, and an independent director is the chairman of each committee, in each case as “independence” is defined in the NYSE listing standards applicable to the Company. Each committee's charter expressly provides that the committee has the sole discretion to retain, compensate, and terminate its advisors. Current copies of the charters of the Audit Committee, Management Development and Executive Compensation Committee, and the Nominating and Governance Committee are available to stockholders on the Company's website at www.templeinland.com.

        A fourth committee, the Executive Committee, is also described below. This committee has never met.

        Audit Committee. The Audit Committee of the Board of Directors assists the Board in monitoring the integrity of the Company's financial statements and financial reporting procedures, the adequacy of the Company's internal accounting and financial controls, the independence and performance of the Company's internal and external auditors, and compliance with the Company's Standards of Business Conduct. The Audit Committee has the sole authority to retain, compensate, and terminate the Company's registered independent public accounting firm. The Board of Directors has determined that there is at least one audit committee financial expert serving on the Audit Committee, James T. Hackett. In addition, the Board of Directors has determined, in its business judgment, that all members of the Audit Committee are “financially literate” and “independent” as such terms are defined in the NYSE corporate governance standards. The members of the Audit Committee are Mr. Hackett (Chairman), Ms. Beschloss, Dr. Carlton, Ms. Carr, Mr. Heller, and Mr. L. Temple. During 2004, the Audit Committee met eight (8) times.

        Nominating and Governance Committee. The Nominating and Governance Committee periodically reviews the structure of the Board to assure that the proper skills and experience are represented on the Board, recommends nominees to serve on the Board of Directors, reviews potential conflicts of prospective Board members, recommends the size of the Board, recommends the membership of the committees, reviews corporate governance issues, reviews shareholder proposals, reviews outside directorships in other publicly held companies by senior officers of the Company, and acts in an advisory capacity to the Board of Directors regarding the Company's activities that relate to matters of public policy and the environment, issues of social and public concern, as well as significant legislative, regulatory and social trends. Nominees to serve on the Board of Directors are selected on the basis of recognized achievements and their ability to bring various skills and experience to the deliberations of the Board, as described in more detail in the Corporate Governance Guidelines available on the Company's website at www.templeinland.com. All nominees, whether recommended by the Nominating and Governance Committee or by a stockholder, are evaluated using the same criteria described in the Corporate Governance Guidelines. Nominees must be “independent” as defined in the listing standards of the NYSE and must not possess a prohibited conflict of interest with the Company's business or ownership, including any regulatory conflicts due to the Company's ownership of banking and financial services operations. Priority will be given to individuals who possess outstanding business experience and who are currently serving or have served as the Chief Executive Officer of a company. The members of the Nominating and Governance Committee are Mr. Reed (Chairman), Ms. Beschloss, Dr. Carlton, Mr. Temple III (effective in May 2005), and Mr. L. Temple. During 2004, the Nominating and Governance Committee met four (4) times.

        The Nominating and Governance Committee will consider director candidates recommended by stockholders who (i) are entitled to vote for the election of directors at the stockholders' meeting and (ii) comply with the following notice procedures. Pursuant to the Company's By-laws, notice of a stockholder's intent to make a nomination for the Board of Directors must contain certain specified information regarding the nominating stockholder and the nominee. Each notice must set forth (a) as to each proposed nominee (i) the name, age, business address and, if known, residence address of each such nominee, (ii) the principal occupation or employment of each such nominee, (iii) the number of shares of stock of the Company which are beneficially owned by each such nominee, and (iv) any other information concerning the nominee that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person's written consent to be named as a nominee and to serve as a director if elected); and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the Company's books, of such stockholder, and (ii) the class and number of shares of the Company which are beneficially owned by such stockholder. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company. This information must be received by the Secretary of the Company not less than 75 days nor more than 100 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. In the case of an annual meeting called for a date more than 50 days prior to such anniversary date or in the case of a special meeting of stockholders, the information must be received not later than the close of business on the 10th day following the date on which notice of such annual meeting or special meeting is first mailed to stockholders or made public, whichever occurs first.

        Executive Committee. The Executive Committee may exercise all the authority of the Board of Directors in the management of the business and affairs of the Company, except for matters related to the composition of the Board, changes in the By-laws and certain other significant corporate matters. The members of the Executive Committee are the Chairman of the Board, who will serve as Chairman of the Executive Committee, and the Chairman of each standing committee of the Board. The Executive Committee did not meet in 2004.

        Management Development and Executive Compensation Committee. The Management Development and Executive Compensation Committee (“Compensation Committee”) is responsible for ensuring that a proper system of short- and long-term compensation is in place to provide performance-oriented incentives to management; over-seeing management succession and development plans; making recommendations concerning compensation programs, retirement plans and other employee benefit programs; approving the salaries and bonuses of all officers of the Company and certain other personnel; and making recommendations with respect to bonus, stock option, restricted stock, phantom stock, stock performance, stock appreciation rights or other current or proposed incentive plans. The members of the Compensation Committee are Mr. Johnson (Chairman), Ms. Carr, Dr. Draper, Mr. Hackett, and Mr. Heller. During 2004, the Compensation Committee met four (4) times.

Compensation Committee Interlocks and Insider Participation

        There are no Compensation Committee interlocks among the members of the Board and no member of the Compensation Committee has a transaction reported under “Certain Relationships and Related Transactions.”

Board Meetings

        During 2004, the Board of Directors held four (4) meetings. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which he or she served. Health permitting, all Board members are expected to attend the Company's annual meeting of stockholders. In 2004, all Board members attended the annual meeting of stockholders. Effective August 2002, the Board formalized its long-standing practice of holding regularly scheduled executive sessions of the Board with only non-management directors present. At least once each year a meeting of only independent directors is held. The Chairmen of the Audit, Compensation, and Nominating and Governance Committees each serve as Presiding Director to lead non-management executive sessions of the Board on a two-year rotation cycle.

Communication with Directors

        Shareholders may communicate with non-management Directors by forwarding their written comments to an independent third party that has agreed to forward the comments to the Presiding Director with a copy to the Company's General Counsel. The name of the current Presiding Director and address of such independent third party are posted on the Company's website at www.templeinland.com.

Director Compensation

        Directors who are not employees of the Company receive an annual retainer of $40,000 and a $2,500 fee for attendance at regular and special Board meetings. Directors who serve on committees of the Board receive $1,500 for each committee meeting held in conjunction with a Board meeting and $2,500 for each other committee meeting. The chairman of the Audit Committee receives an additional retainer of $15,000 and beginning in 2005 each member of the Audit Committee will receive an additional annual retainer of $5,000 in recognition of the increased workload generated by service on this committee. The chairmen of other committees of the Board receive an additional annual retainer of $8,500. Directors are reimbursed for expenses incurred in attending Board and committee meetings, including those for travel, food and lodging. Directors who are employees of the Company are not compensated for their Board and committee activities. Directors are covered under the Company's business travel accident insurance policy for $100,000 while traveling on Company business and are covered under the Company's director and officer liability insurance policies.

        Under the Company's Stock Incentive Plan, each person who is first elected a non-employee director is automatically granted upon such election a nonqualified stock option covering 10,000 shares of Common Stock at an exercise price per share equal to the fair market value of the stock on the date the option is granted. Directors also receive a $40,000 phantom share grant annually. Beginning in 2005 each director will receive an annual grant of 1,000 shares of phantom stock in lieu of the $40,000 phantom share grant.

        Directors may participate in a fee deferral plan that encourages stock ownership by granting a match of 133% in the form of phantom stock units on amounts deferred. The number of phantom stock units is determined by dividing the deferred or matching amount by the value of the Company's stock on the date deferred. A director will receive stock in payment of the phantom stock units at retirement. Directors who choose cash payment instead of deferring their fees will not receive a retirement benefit for service after 2000 when the directors' retirement plan was discontinued, and will not receive a match.

        Both the Directors' fee deferral plan and the frozen directors' retirement plan contain provisions for accelerating payment in the event of a change in control if the director's service terminates, along with a gross-up provision in the event the director is required to pay excise tax on the accelerated payment.

        Mr. Larry Temple and Mr. Temple III also serve on the board of Guaranty Bank, a wholly-owned subsidiary of the Company. Guaranty's board is composed of a majority of independent directors. For serving on Guaranty's board, non-management directors receive the following fees: $48,000 annual retainer for service on Guaranty's board, $10,000 annual retainer for service on the audit committee, $10,000 annual retainer for service as chairman of the audit committee, $10,000 annual retainer for service on the executive committee, and $8,000 annual retainer for service on the loan committee. (Effective April 1, 2005 non-management directors receive the following fees: $50,000 annual retainer for service on Guaranty's board, $11,000 annual retainer for service on the audit committee, $11,000 annual retainer for service as chairman of the audit committee, $11,000 annual retainer for service on the executive committee, and $11,000 annual retainer for service on the loan committee.)

        In 2004, the Temple-Inland Foundation, a tax exempt foundation funded by contributions from the Company, made a $5,000 donation to a charity or educational institution chosen by each Director and made a $50,000 donation to a charity or educational institution chosen by each retiring Director. Directors are also eligible for the Foundation's matching gifts program, which matches donations made by employees and Directors 3-for-1 for the first $1,000; 2-for-1 for the next $1,000; and 1-for-1 for the next $1,000, for total possible matching donations of up to $6,000 per person.

Executive Compensation

Report of the Compensation Committee on Executive Compensation

        The Company's executive compensation program is designed to align compensation with business strategy, performance, and stockholder values. The program includes salary, short-term cash incentives, and a stock-based long-term incentive program. The Committee considers all elements of the compensation package in total, rather than any one element in isolation. In 2004, for example, salaries were increased to be competitive, while incentive bonuses were used to reward performance, and long-term incentive awards were made as motivation for future performance. In making compensation decisions, the Committee bases its judgments on a review of personal and business unit performance.

        It is the Company's policy to obtain the maximum deduction on its tax return for compensation paid to its executive officers consistent with the Company's compensation goals. The Committee has adopted a policy requiring the deferral of any compensation that exceeds the permissible deduction under Section 162(m) of the Internal Revenue Code (“Section 162(m)”) until such time as the maximum deduction under Section 162(m) may be taken. Except for de minimis amounts, all compensation (including compensation paid in 2004) should qualify for a deduction under Section 162(m). However, the Committee reserves the right to waive this requirement to further the Company's compensation goals from time to time.

        Since its inception in 1984, Temple-Inland's compensation philosophy has been to ensure that stockholder returns are a top priority in evaluating the effectiveness of the compensation program. The following paragraphs outline the Compensation Committee's objectives.

        Base Salary. Base salaries are maintained at competitive levels considering the performance and longevity of the employee's service. To ensure that the Company's compensation remains competitive, the Committee from time to time reviews information from independent surveys of comparative companies. Since the market for executive talent extends beyond any particular industry, the survey data include both companies in the industry as well as companies outside the industrial classifications represented in the performance graph below. For example, in 2004 the group of comparative companies for all of the executives except Mr. Dubuque included Bemis Company, Inc., Boise Cascade Corporation, Georgia-Pacific Corporation, International Paper Company, Martin Marietta Materials, Inc., MeadWestvaco Corporation, Owens Corning, Packaging Corporation of America, Pactiv Corporation, Potlatch Corporation, PPG Industries, Inc., Rohm and Haas Company, Smurfit-Stone Container Corporation, Sonoco Products Company, Texas Industries, Inc., Trinity Industries, Inc., Vulcan Materials Company, and Weyerhaeuser Company. In the case of Mr. Dubuque, who is the Group Vice President for Financial Services, the Committee believes that the group of comparative companies should include financial services companies rather than the industrial companies listed above. The group of comparative companies for Mr. Dubuque's position included Astoria Financial Corporation, Bank of Hawaii, Banknorth Group, Inc., Capital One Financial Corporation, Commerce Bancshares, Inc., Compass Bank, First Tennessee National Corporation, Huntington Bancshares Incorporated, M & T Bank Corporation, Marshall & Ilsley Corporation, National Commerce Financial, Providian Financial Corporation, Synovus Financial Corporation, and Zions Bancorporation. The compensation consultant uses data from these companies to establish the relationship between revenues and compensation from which a market value of pay can be calculated for a specific revenue size, using a statistical technique known as regression analysis. Surveys indicate base salaries for most of the Company's named executive officers were generally in the mid-ranges. Base salaries are reviewed periodically and were increased in 2004 to remain competitive to the mid-range and to reflect changes in individual officers' responsibilities. In making its salary decisions, the Committee places its emphasis on the particular executive's experience, responsibilities, and performance. No specific formula is applied to determine the weight of each factor. However, the Company has historically followed a policy of using the incentive bonus rather than base salary to reward outstanding performance.

        Incentive Bonus. Short-term cash incentive awards are based largely on the performance of the group or business segment in which the individual is a key employee. Included in the evaluation of an employee are the group's return on investment, the employee's personal performance, and the degree to which the employee's actions have laid the groundwork for future earnings. Financial performance of the business segment is given greater weight than other business accomplishments in determining bonus payments. The types and relative importance of specific financial and other business factors (such as accomplishing specific objectives or projects, including successful completion of acquisitions, divestitures, or restructurings) vary among the Company's executives depending on their positions and the particular operations or functions for which they are responsible. The evaluations of the CEO, President, and CFO are based on the consolidated results of the Company.

        The Committee has adopted targeted award levels based on levels of return on invested capital. Under the bonus formulas established by the Committee, each of the executive officers is eligible to receive an annual cash incentive payment if certain criteria established by the Committee are met. The criteria is return on investment of the operating group for executives who manage operating groups and consolidated return for other executive officers. The potential payout is a percentage of base salary depending upon the executive's individual performance, the executive's level of responsibility, the size and complexity of the operation for which the executive is responsible, and the competitive practices in the marketplace for positions similar to the executive's position (using the same comparative company groups listed under “Base Salary” above). The target bonuses for non-named executive officers range from 50% to 200% of base salary. The target maximum bonus as a percentage of base salary for each of the named executive officers except Mr. Jastrow is 200%; the target maximum bonus for Mr. Jastrow is 300%. If the return on investment is less than the maximum amount, the bonus payout will be reduced on a predetermined scale by an amount ranging from the target percentage to 0%. The bonus formulas also contemplate the possibility of the payment of additional discretionary incentives, but only if that individual's performance merits consideration of such additional incentives. The Committee also retains discretion to pay less than the amount indicated by the bonus formulas. The bonus formulas are considered guidelines only except when the Committee grants performance-based awards under a shareholder-approved plan so the award qualifies for an exemption under Section 162(m) (in which case the Committee retains the right to decrease, but not increase, payments). The Committee reviews actual earnings and performance (including comparisons to the competitors listed in Table 5 where appropriate) after the end of the year and determines in its business judgment the size of each executive's award. The Forest Products Group had earnings of $215 million in 2004 compared with $67 million in 2003. The Group Vice President over this segment received a bonus of $475,000 in 2004 compared with $115,000 in 2003. The Financial Services Group had earnings of $207 million in 2004 compared with $186 million in 2003. The Group Vice President over this segment received a bonus of $550,000 for 2004 compared with $400,000 for 2003. The Company's consolidated income from continuing operations was $162 million in 2004 compared with $97 million in 2003. The Chairman and Chief Executive Officer received a bonus of $800,000 for 2004 compared with $250,000 for 2003. The President received a bonus of $400,000 for 2004 compared with a bonus of $125,000 for 2003. The Chief Financial Officer received a bonus of $275,000 for 2004 compared with a bonus of $125,000 for 2003. No specific weightings have been assigned under the bonus program to the factors considered by the Committee in the exercise of its business judgment.

        Long-Term Incentive Awards. In 2004, the key executives listed in the proxy statement received an annual grant of stock options, restricted stock units and performance stock units under a long-term incentive program. There is no other long-term incentive program. The program is based on a dollar value of options, restricted stock units and performance stock units based on the executive's position and importance to the Company's long range performance. The options are granted at market price on the date of the grant and expire in ten (10) years. The options will vest 25% per year on the first, second, third, and fourth anniversaries following the date of grant. Restricted stock units vest on the third anniversary from the date of grant. Performance stock units are restricted stock units that vest 0%, 75%, or 100% on the third anniversary from the date of grant depending on whether the Company's return on investment during the three fiscal years beginning in the year of the grant meets certain performance criteria as compared with its peer group as specified in Table 5. Both the restricted stock units and performance stock units earn dividends equivalent to dividends paid on the Company's common stock. Awards are basically set at a percentage of targeted compensation. However, within these guidelines, the Committee also considers previous grants, tenure, and responsibilities of the executive. In the case of a new key executive, or an executive assuming new responsibilities, an initial grant may be made above targeted levels.

        To further align executives' financial interests with those of the Company and its stockholders, the Committee has adopted minimum stock ownership guidelines for these executives:

Value of Ownership of Stock as a Multiple of Annual Salary

Position	Multiple of Salary
Chief Executive Officer	5x
Other Named Executive Officers	3x

The Committee has reviewed and is satisfied with the progress of senior executives in meeting these guidelines. The executives who have been in their current position or at their current pay level for five years (the time frame suggested by the Committee to meet the goal) have met the guidelines.

        The Chief Executive Officer. In reviewing Mr. Jastrow's performance, the Committee considered all of the factors set forth in the above paragraphs. However, the Committee focused primarily on the Company's performance, measured in large part by its net earnings and returns. In 2004, the Company had income from continuing operations of $162 million and Mr. Jastrow received a bonus of $800,000. Mr. Jastrow's base salary was increased based on competitive salary data from the comparative company group described under “Base Salary” above.

        As noted above, the size of long-term incentive awards is set in accordance with the individual executive's responsibilities and performance. The difference in the number of awards granted from year to year is due to variations in the award value on the date of award, as well as adjustments made by the Committee in consideration of promotions. In 2004, Mr. Jastrow received 50,000 options, 25,000 restricted stock units, and 35,000 performance stock units.

        Other Information. Reference is made to the following charts and tables for actual compensation grants and awards to key executives, as well as the Company's performance for the last five (5) years, and to page 1 of the Company's Annual Report to Shareholders for information concerning the Company's profitability.

James A. Johnson, Chairman
Cassandra C. Carr
E. Linn Draper, Jr.
James T. Hackett
Jeffrey M. Heller

Compensation of Named Executives

        The following table summarizes all compensation earned with respect to the Company's last fiscal year by the Chief Executive Officer and the four other most highly compensated executive officers who were serving as executive officers at the end of the last completed fiscal year:

TABLE 1: SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation
					Awards			Payouts
Name and Principal Position	Year	Salary($)	Bonus ($)(1)	Other Annual Compensation ($)(2)	Restricted Stock Award(s) ($)(3)		Securities Underlying Options/ SARs (#)(4)	LTIP Payouts ($)	All Other Compensation ($)(5)
(a)	(b)	(c)	(d)	(e)	(f)		(g)	(h)	(i)
					Time Vested	Performance Vested
Kenneth M. Jastrow, II Chairman and Chief Executive Officer	2004 2003 2002	$894,231 844,231 796,154	$800,000 250,000 300,000	N/A N/A N/A	$1,524,250 681,120 576,450	$2,133,950 0 0	50,000 55,000 50,000	0 0 0	$37,000 27,400 49,617
M. Richard Warner President	2004 2003 2002	$500,000 388,942 348,077	$400,000 125,000 150,000	N/A N/A N/A	$426,790 212,850 82,350	$426,790 0 0	16,000 15,000 20,000	0 0 0	$4,000 4,000 4,000
Kenneth R. Dubuque Group Vice President, Financial Services	2004 2003 2002	$392,500 372,115 346,667	$550,000 400,000 370,000	N/A N/A N/A	$304,850 212,850 109,800	$304,850 0 0	12,000 16,000 24,000	0 0 0	$91,175 91,033 107,000
Jack C. Sweeny Group Vice President, Forest Products	2004 2003 2002	$347,115 322,115 296,154	$475,000 115,000 50,000	N/A N/A N/A	$243,880 148,995 82,350	$243,880 0 0	9,000 10,000 20,000	0 0 0	$4,000 4,000 4,000
Randall D. Levy Chief Financial Officer	2004 2003 2002	$397,116 372,115 348,076	$275,000 125,000 150,000	N/A N/A N/A	$304,850 212,850 82,350	$304,850 0 0	12,000 15,000 20,000	0 0 0	$4,000 4,000 4,000

(1)	Although the full amount of the bonuses is shown in this column, the 2004 bonuses for Mr. Jastrow and Mr. Dubuque were 100% deferred under the Company's phantom stock plan and will be paid in stock at retirement. A percentage of Mr. Jastrow's (43% for 2002 and 64% for 2003) and 100% of Mr. Dubuque's 2002 and 2003 bonuses were also deferred under the Company's phantom stock plan.

(2)	This column is not applicable. Each officer is eligible for one or more perquisites. However, the dollar value of perquisites and other personal benefits, or securities or property paid or earned during the fiscal year other than pursuant to a plan, including imputed income from personal use of company aircraft, country club dues, umbrella insurance, car allowance, financial counseling, and/or income tax preparation, does not exceed the lesser of $50,000 or 10% of the annual salary and bonus reported for each officer and is therefore not reported.

(3)	The dollar value is calculated by multiplying the number of shares awarded by the closing market price of unrestricted stock on the date of grant. The amount shown for each officer consists of restricted stock units that are time vested and performance-based restricted stock units (“Performance Stock Units”) that will vest 0%, 75%, or 100% depending upon the Company's achievement of certain return on investment (“ROI”) performance criteria during the 3-year vesting period (fiscal years 2004, 2005, and 2006, the “Award Period”) as compared with its peer group as specified in Table 5 (“Peer Group”). No payment shall be made unless

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the Company's average ROI ranking as compared to the Peer Group over the Award Period is in the first or second quartile of ROI rankings. If the Company's average ROI over the Award Period places it within the first quartile, up to 100% of the Performance Stock Units may be paid. If the Company's average ROI over the Award Period places it within the second quartile, up to 75% of the Performance Stock Units may be paid. The Compensation Committee retains discretion to reduce the size of the award, but not to increase it. All payments will be made in the form of one share of common stock for each stock unit. At year-end, the dollar value of all restricted shares and restricted stock units (including Performance Stock Units) held by each named officer (calculated using the closing market price on December 31, 2004) was: Mr. Jastrow—$6,656,140; Mr. Warner—$1,509,640; Mr. Dubuque—$1,303,780; Mr. Sweeny — $1,097,920; and Mr. Levy—$1,235,106. The restricted stock units were granted on February 6, 2004 with a potential vesting date of February 6, 2007. Dividend equivalents will be paid equal to the amount of dividends the stock units would otherwise earn if they were unrestricted common stock.

(4)	SARs are not granted under the Company's plans.

(5)	Amounts shown include annual contributions or other allocations to defined contribution retirement plans. The amount shown for Mr. Dubuque also includes $80,000 of matching phantom shares credited to his account in connection with the deferral of his bonus. The amount shown for Mr. Jastrow also includes $33,000 of matching phantom shares credited to his account in connection with the deferral of portions of his salary and bonus. Deferred compensation is eligible for a match of 2% for each year deferred, up to a total of 20% for compensation deferred for ten years or longer.

        Each of the five (5) executive officers named above has entered into a change in control agreement dated October 2, 2000 with the Company (“CIC Agreement”) that provides for three (3) years' pay and benefits in the event his employment is terminated following certain change in control events. These events include any person or entity acquiring or becoming “beneficial owner” as defined in SEC regulations of 25% of the combined voting power of the Company's securities; the pre-event directors ceasing to constitute a majority of the Company's directors within any 24-month period; consummation of a merger, consolidation, or recapitalization (unless the directors continue to represent a majority of the directors on the board, at least 60% of the pre-event ownership survives, or no person owns 25% of the voting power of the securities); the shareholders of the Company approve liquidation or dissolution of the Company; consummation of an agreement to sell, lease, or dispose of (a) substantially all the assets of the Company, (b) its corrugated packaging group, (c) its forest products group (not included in Mr. Dubuque's agreement), or (d) Guaranty Bank (not included in Mr. Sweeny's agreement); or any other event that the Board determines to be a change in control. The change in control agreements also contain gross-up provisions in the event the officer is required to pay excise tax on such amounts but only if the payments exceed 110% of the amount that would not be subject to excise tax. Mr. Jastrow's change in control agreement was amended on February 11, 2005 to conform to the terms of the employment agreement described below, to provide that if Mr. Jastrow gives the company notice during the thirty (30) day period beginning six (6) months after a change in control that he no longer wishes to be employed, he will receive the same severance payments and benefits as if the Company had terminated his employment without cause. Except for the CIC Agreements and the employment agreement with Mr. Jastrow described below, none of the other executive officers named above has an employment contract with the Company or an agreement providing for severance payments in the event of termination of employment.

        Pursuant to study initiated in February 2004 and discussions initiated by the Board of Directors in August 2004, the Company executed an employment agreement with Mr. Jastrow on February 11, 2005. The agreement has a three-year term, but is automatically extended by one year on the first anniversary of the effective date and each anniversary thereafter unless notice of nonrenewal is given at least one year in advance of such anniversary date.

        During the term of the agreement, Mr. Jastrow will receive a base salary, which may not be reduced below its current level ($925,000) or any increase subsequently granted. He will be eligible for a performance-based annual cash bonus, employee benefits, equity (long-term incentive plan) grants, and other perquisites. “Other perquisites” consists of an automobile allowance, social club memberships, use of the Company aircraft (subject to imputation of income under IRS regulations), financial planning and tax preparation services, and umbrella insurance, all on terms substantially no less favorable than in effect prior to the effective date of the agreement. The perquisites received by Mr. Jastrow prior to entering into this agreement did not exceed $50,000 per year. There are no parameters on the performance-based annual cash bonus, such as a maximum amount, and it is entirely within the discretion of the Compensation Committee except that it shall be substantially no less favorable than the bonus program in effect prior to the effective date of the agreement. The pre-agreement bonus program provided for a bonus of up to 3 times salary if return on investment criteria was achieved; however, the Compensation Committee retained discretion to grant amounts above this amount or for achievement of other accomplishments.

        Following the termination of his employment for any reason other than by the Company for cause, Mr. Jastrow and his spouse will continue to receive medical and dental benefits and Mr. Jastrow will continue to have an office and secretarial support until the earlier of attainment of age 70 or his death. If Mr. Jastrow's employment is terminated by the Company without cause or by Mr. Jastrow for good reason (including failure to be reelected to the board, required relocation, or failure to pay compensation and benefits), he will be entitled to three years' salary, bonus, and benefits. If Mr. Jastrow's employment is terminated by reason of his death or disability, he or his estate will receive a benefit equal to his salary and target bonus for the portion of the year in which his death or disability occurred. If Mr. Jastrow's employment is terminated following a change in control of the Company, the change in control agreement will apply instead of the employment agreement, generally except with respect to medical and dental benefits.

        During 2004, the Company had a stock incentive plan in place under which options, restricted stock units, and performance stock units were granted to employees. Employees also exercised options granted under a prior plan. Each of the plans was approved by the stockholders and administered by non-employee members of the Board of Directors. The options were granted at full market value on the date of the grant, and these exercise prices have never been reduced.

        The following table summarizes the stock options granted to the five (5) named executive officers in the last fiscal year:

TABLE 2: OPTION/SAR GRANTS IN LAST FISCAL YEAR(1)

	Individual Grants				Grant Date Value(2)
Name	Number of Securities Underlying Options/ SARs Granted(#)	Percent of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	Grant Date Present Value($)
(a)	(b)	(c)	(d)	(e)	(f)

Kenneth M. Jastrow, II	50,000	9.28%	$60.03	02/06/14	$830,500
M. Richard Warner	16,000	2.97%	$60.03	02/06/14	$265,760
Kenneth R. Dubuque	12,000	2.23%	$60.03	02/06/14	$199,320
Jack C. Sweeny	9,000	1.67%	$60.03	02/06/14	$149,490
Randall D. Levy	12,000	2.23%	$60.03	02/06/14	$199,320

(1)	Options to purchase Temple-Inland Inc. Common Stock. The exercise price is the average of the high and low sales price of a share of Company Common Stock on the New York Stock Exchange on the date of grant. Exercise prices have never been repriced. Withholding taxes may be paid with exercised shares. No general or freestanding stock appreciation rights

(footnotes continued on next page)

(footnotes continued from previous page)

(“SARs”) were granted. All grants to the named executive officers under the Stock Incentive Plan include a provision for acceleration of vesting in certain change of control situations. All options awarded to the executives become exercisable in 25% increments on 02/06/2005, 02/06/2006, 02/06/2007, and 02/06/2008.

(2)	The Grant Date Present Value was determined using the Black-Scholes option pricing model. The expected volatility was measured by the Standard Deviation of a statistical distribution using daily closing stock prices for the last fifteen (15) years for an assumed expected volatility of 28.8%. The annual risk free rate of return during the contractual life of the option (ten years) was 4.2%. The expected dividend yield was assumed to be 2.9%. The time of exercise was assumed to be at the expiration of the options.

        The following table summarizes the stock option exercises and value of options held at year-end of the five (5) named executive officers:

TABLE 3: AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL
YEAR AND FY-END OPTION/SAR VALUES

			Number of Securities Underlying Unexercised Options/SARs At Fiscal Year-End(#)(2)		Value of Unexercised In-The-Money Options/SARs At Fiscal Year-End($)(3)
Name	Shares Acquired On Exercise(#)	Value Realized($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
(a)	(b)	(c)	(d)		(e)

Kenneth M. Jastrow, II	9,300	$193,626	251,374	215,450	$3,050,664	$2,975,300
M. Richard Warner	7,000	$141,470	61,490	57,150	884,970	684,571
Kenneth R. Dubuque	0	0	59,600	56,900	570,029	491,581
Jack C. Sweeny	3,900	$84,435	56,490	45,150	788,258	643,994
Randall D. Levy	0	0	52,675	48,150	782,109	740,451

(1)	Value based on the average of the high and low sales prices of a share of Temple-Inland Inc. Common Stock on the New York Stock Exchange on the date of exercise, which is the valuation used in the Stock Incentive Plan, less the option exercise price.
(2)	SARs are not granted under the Company's Stock Incentive Plan.
(3)	Value based on the average of the high and low sales prices of a share of Temple-Inland Inc. Common Stock on the New York Stock Exchange on December 31, 2004, less the option exercise price.

        The named executive officers (except for Mr. Dubuque) also participate in defined benefit pension plans of the Company's subsidiaries, with estimated benefits up to the amounts shown below.

TABLE 4: PENSION PLAN TABLE

	Years of Service
Remuneration	10	15	20	25	30	35

500,000	77,000	250,000	250,000	250,000	250,000	271,000
550,000	85,000	275,000	275,000	275,000	275,000	298,000
600,000	93,000	300,000	300,000	300,000	300,000	326,000
650,000	101,000	325,000	325,000	325,000	325,000	354,000
700,000	109,000	350,000	350,000	350,000	350,000	382,000
750,000	117,000	375,000	375,000	375,000	375,000	410,000
800,000	125,000	400,000	400,000	400,000	400,000	438,000
850,000	133,000	425,000	425,000	425,000	425,000	466,000
900,000	141,000	450,000	450,000	450,000	450,000	494,000
1,000,000	157,000	500,000	500,000	500,000	500,000	550,000
1,100,000	173,000	550,000	550,000	550,000	550,000	606,000
1,200,000	189,000	600,000	600,000	600,000	600,000	662,000
1,300,000	205,000	650,000	650,000	650,000	650,000	718,000
1,400,000	221,000	700,000	700,000	700,000	700,000	774,000
1,500,000	237,000	750,000	750,000	750,000	750,000	830,000
1,600,000	253,000	800,000	800,000	800,000	800,000	886,000
1,700,000	269,000	850,000	850,000	850,000	850,000	942,000

        The above table shows the estimated annual pension payable upon retirement to employees in specified remuneration and years-of-service classifications. Retirement benefits are calculated using final average pay based on the highest five (5) of the employee's last ten (10) years of service. Compensation covered by the Company's retirement plans includes salaries and bonuses, but excludes all other forms of compensation shown in the foregoing tables such as stock options. Messrs. Jastrow, Warner, Levy, and Sweeny are currently credited with approximately 26, 18 1⁄2, 15 1⁄2, and 34 years of service, respectively. If such officers continue in the employ of the Company until their respective normal (age 65) retirement dates, at such time they would be credited with approximately 33, 30, 26 1⁄2, and 41 years of service, respectively. The estimated amounts are based on the assumption that payments under the Company's retirement plans will commence upon normal retirement (age 65), that the Company's retirement plans will continue in force and that the benefit payment will be in the form of a life annuity. Amounts shown in the table above are not subject to any deduction for Social Security or other offset amounts.

        Mr. Dubuque participates in a defined contribution pension plan. Under this plan, an amount equal to 3 1⁄2% of his compensation is contributed to an account in his name each year. This amount (which is included in the last column of Table 1) is calculated based upon his salary and bonus, but excludes all other forms of compensation shown in the foregoing tables such as stock options. This amount vests after five (5) years of service and is not subject to any deduction for Social Security or other offset amounts.

        In 2001, the Board of Directors adopted a nonqualified pension plan for certain designated executives to provide unreduced retirement at age 60 with 15 years of service. Under this plan, the executive's pension from all Company plans will be a minimum benefit equal to 50% of the executive's final average pay for the highest five years out of the last ten years of employment. Any executive who does not participate in this plan could have lower benefits than the amounts shown in the above table, depending upon the executive's years of service.

        The Internal Revenue Code limits the amount of compensation that can be used in calculations under tax-qualified retirement plans, and also imposes limits on the amount of benefits that can be paid under such plans. Any pension benefits that cannot be paid under the tax-

qualified plans due to these limitations are paid under nonqualified pension plans. The nonqualified plans are unfunded and contain a provision for acceleration of payment in the event of a change in control of the Company. The table above includes benefits under all of the Company's retirement plans. Benefits are available for early retirement and various payment options are available under all of these plans.

PERFORMANCE GRAPH

        The Company has composed an index of its peers consisting of Abitibi-Consolidated Inc., Bowater Inc., Caraustar Industries, Inc., Domtar Inc., Georgia-Pacific Corporation, International Paper Company, Longview Fibre Company, MeadWestvaco Corporation, Packaging Corporation of America, Smurfit-Stone Container Corporation, and Weyerhaeuser Corporation (“Peer Index”). Due to industry consolidation and shift in product mix, this peer group varies somewhat from the peer group last year. During the five preceding fiscal years, the Company's cumulative total stockholder return compared to the Standard & Poor's 500 Stock Index and to the Peer Index was as shown in the following Table 5:

TABLE 5: TEMPLE-INLAND INC.

140

120

100

60

40

0

1999

2000

2001

2002

2003

2004

ASSUMES $100 INVESTED ON THE LAST TRADING DAY IN FISCAL YEAR 1999
*TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS

Comparison of 5 Year Cumulative Total Return*
Assumes Inital  Investment of  $100
December 2004

TEMPLE – INLAND

S&P 500 INDEX – TOTAL RETURN

PEER

80

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee assists the Board of Directors in its oversight of the integrity of the financial statements, compliance with legal and regulatory requirements and the independence, qualifications and performance of the registered independent public accounting firm and the internal auditors. Our duties and responsibilities are more fully described in our charter, a copy of which was included as an exhibit to the 2004 proxy statement and is available on the Company's web site.

        Management is responsible for the Company's financial statements, the related internal controls over financial reporting and compliance with legal and regulatory requirements. The registered independent public accounting firm, Ernst & Young LLP, are responsible for auditing the financial statements and expressing their opinion on the conformity of those statements with generally accepted accounting principles. The internal auditors are responsible for evaluating the effectiveness of the Company's processes and related controls.

        In fulfilling our oversight responsibilities, we met eight (8) times during 2004 with the registered independent public accounting firm, the Director of Internal Audit, and management. At four of the meetings we also met in executive session without management present. During the course of these meetings, we reviewed and discussed with management and with Ernst & Young LLP the audited financial statements for the year 2004. We also reviewed and discussed the internal controls over financial reporting, the audit plans and results, and the matters required to be discussed with Ernst & Young LLP by Statement of Auditing Standards No. 61, Communications with Audit Committees, as amended. In addition, we reviewed the written disclosures and letter from Ernst & Young LLP required by Independence Standard Board Standard No. 1, as amended and have discussed with Ernst & Young their independence.

        Based on this, we recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended January 1, 2005 for filing with the Securities and Exchange Commission. In addition, we reported to the Board of Directors that, subject to ratification by the shareholders, we selected Ernst & Young LLP as the Company's registered independent public accounting firm for the year 2005.

Chairman:	James T. Hackett
Members:	Afsaneh M. Beschloss
Dr. Donald M. Carlton
Cassandra C. Carr
Jeffrey M. Heller
Larry E. Temple

PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP
AS REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board of Directors has selected Ernst & Young LLP as registered independent public accounting firm for the Company to audit its consolidated financial statements for the 2005 fiscal year, which will end on December 31, 2005. Ernst & Young LLP currently serves the Company as registered independent public accounting firm. Fees paid to Ernst & Young for each of the last two fiscal years were as follows:

	2004	2003(a)
	(In thousands)
Audit Fees(1)	$3,045	$2,259
Audit-Related Fees(2)	387	284
Tax Fees(3)	90	246
All Other Fees	—	—

Total	$3,522	$2,789

(a)	2003 reclassified to conform to 2004 classifications.

(footnotes continued on next page)

(footnotes continued from previous page)

(1)	Audit fees include the annual audit and quarterly reviews of the Company's financial statements, annual statutory audits of the Company's foreign subsidiaries' financial statements, consultation on new accounting standards and current transactions and normal assistance with annual and periodic filings of the Company's financial statements with the Securities and Exchange Commission.
(2)	Audit-related fees include audits of the Company's employee benefit plans, consultation on the application of proposed accounting standards and consultation on the accounting for proposed transactions.
(3)	Tax fees include assistance in the preparation of the Company's federal, state and foreign income and franchise tax returns and in the periodic examinations thereof by regulatory authorities and consultation on the tax treatment for transactions.

        In August 2002, the Audit Committee adopted a policy requiring pre-approval by the Audit Committee of all services provided by the registered independent public accounting firm. The Audit Committee revised the policy in February 2004. Since August 2002, all services provided by the registered independent public accounting firm have been pre-approved by the Audit Committee. Under the pre-approval policy, the Committee pre-approves by type and amount the services expected to be provided by the registered independent public accounting firm during the coming year. This pre-approval is done annually and is documented as an exhibit to the minutes of the Committee meeting. Any services to be provided by the registered independent public accounting firm that are not pre-approved as part of the annual process must be separately pre-approved by the Committee, including the related fees. The Committee must separately pre-approve any significant changes in scope or fees for any approved service. No pre-approval authority is delegated to management. Quarterly, the Committee reviews the specific services that have been provided and the related fees.

        The types of services the Committee pre-approves annually are audit, audit-related and certain tax services. Audit services include the annual audit and quarterly reviews, statutory audits, and normal assistance with periodic SEC filings. Audit-related services include the annual audits of employee benefit plans, consultation on the application of proposed accounting standards and consultation on the accounting for proposed transactions. Tax services include assistance in the preparation of income tax returns, and in examinations by taxing authorities and consultation on related tax matters.

        A pre-approval subcommittee consisting of the Chairman of the Audit Committee and one other member of the Committee may grant approvals between Audit Committee meetings for services not approved as part of the annual approval process. Such approvals must be reported to the full Committee at its next meeting. Pre-approval is not required for non-audit services that were not recognized as non-audit services at the time of engagement, if the aggregate amount of such services does not exceed the lesser of $100,000 or 5% of the total amount of revenues paid to the auditor during that fiscal year and such services are promptly brought to the attention of the Audit Committee and approved by the Committee prior to completion of the audit. During 2004, no services were approved pursuant to this exception.

        Representatives of Ernst & Young LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

        Stockholder ratification is not required for the selection of Ernst & Young LLP, since the Audit Committee of the Board of Directors has the responsibility for selecting the Company's registered independent public accounting firm. The selection, however, is being submitted for ratification at the Annual Meeting. No determination has been made as to what action the Audit Committee would take if stockholders do not ratify the selection.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2005.

OTHER MATTERS

Other Business to be Presented

        The Board of Directors knows of no other business that may properly be, or that is likely to be, brought before the Annual Meeting. If, however, any other business should properly be presented to the Annual Meeting, the persons named in the accompanying proxy will vote the proxy as in their discretion they may deem appropriate.

Participants in the Solicitation

        Under applicable regulations of the U.S. Securities and Exchange Commission (“SEC”), members of the Board and certain officers and employees of the Company may be deemed to be “participants” with respect to the Board's solicitation of proxies in connection with the Annual Meeting. We anticipate that the manner and nature of the solicitation that will be conducted by such employees will primarily consist of calls and meetings with shareholders. Certain information concerning participants is set forth in Appendix A to this Proxy Statement.

Recent Events

        On January 28, 2005, the Company received notice that Carl C. Icahn and Icahn Partners Master Fund had each made filings under the Hart-Scott-Rodino Antitrust Improvements Act to acquire more than $100 million, but less than $500 million of the Company's common stock. On February 17, 2005, Icahn Partners LP and Icahn Partners Master Fund LP, entities affiliated with Carl C. Icahn, provided notice to the Company of their intention to nominate three named individuals for election to the Company's Board of Directors at the Annual Meeting. On March 24, 2005, Icahn Partners LP and Icahn Partners Master Fund LP provided written notice to the Company that they no longer intended to nominate individuals for election to the Company’s Board of Directors.

        Your Board of Directors remains focused on continuing to enhance stockholder value by pursuing the Company's strategy, which produced significantly improved results in 2004. Our key strategies are: (1) to focus on corrugated packaging from an integrated platform, which eliminates downtime and lowers costs through improved asset utilization; (2) to maximize the value of our timberland through accelerated fiber growth that is aligned with well-located converting operations and developing significant real estate opportunities on high-value land; and (3) to realize earnings and cash flow from financial services, which is a low cost, low risk provider of financial services. As you will see in the accompanying annual report, our strategy is working as earnings per share increased to $2.92 in 2004 from $1.77 in 2003.

        Other recent actions to increase stockholder value that have been taken by your Board of Directors include approval of (1) a 25% increase in the Company's annual dividend, the third consecutive annual increase; (2) a repurchase program of up to six million shares, or over 10%, of the Company's common stock; and (3) a 2-for-1 stock split. The Company also paid a $1.00 per share special dividend in December 2004.

DATE FOR RECEIPT OF STOCKHOLDER PROPOSALS

        Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, stockholders may present proper proposals for inclusion in the Company's proxy statement and for consideration at its Annual Meeting of Stockholders by submitting their proposals to the Company in a timely manner. In order to be so included for the 2006 Annual Meeting, stockholder proposals must be received by the Company by November 22, 2005 and must otherwise comply with the requirements of Rule 14a-8.

        The Company's By-laws contain an advance notice procedure with regard to items of business to be brought before an Annual Meeting of Stockholders by a stockholder. These procedures require that notice be made in writing to the Secretary of the Company and that such notice be received at the executive offices of the Company not less than 75 days nor more than 100 days prior to the anniversary date of the immediately preceding Annual Meeting of Stockholders (or in the case of an annual meeting called for a date more than 50 days prior to such anniversary date, not later than the close of business on the 10th day following the date on which notice of such annual meeting is first mailed to stockholders or made public, whichever occurs first). Shareholder proposals submitted outside the processes of Rule 14a-8 will be considered untimely if they are submitted before January 26, 2006 or after February 20, 2006. The By-laws require that the notice of the proposal contain certain information concerning the proposing stockholder and the proposal. The Company's By-laws also contain an advance notice procedure for the nomination of candidates for election to the Board of Directors by stockholders. For a brief description of such procedures, see “Committees of the Board of Directors—Nominating and Governance Committee.” A copy of the By-laws advance notice provision may be obtained, without charge, upon written request to the Secretary of the Company at 1300 South MoPac, Austin, Texas 78746.

*  *  *

If you have any questions or require assistance, please contact:

D. F. King & Co., Inc. 48 Wall Street New York, New York 10005 (800) 714-3312	MacKenzie Partners, Inc. 105 Madison Avenue New York, New York 10016 (800) 322-2885
By Order of the Board of Directors

Leslie K. O'Neal Secretary

Austin, Texas
March 25, 2005

APPENDIX “A”

        The following is information relating to the directors, director nominees, officers and employees of the Company who, under applicable regulations of the SEC, may be deemed to be “participants” in the solicitation of proxies by the Board of Directors in connection with the Annual Meeting.

Directors and Director Nominees

        The following table sets forth the name and the present principal occupation or employment, and the name and principal business address of any corporation or other organization in which such employment is carried on, for each of the Company's directors or nominees for director at the Annual Meeting.

Name	Principal Occupation	Business Address
Afsaneh M. Beschloss	President and Chief Executive Officer	The Rock Creek Group 1133 Connecticut Avenue, N.W., Suite 810 Washington, DC 20036
Dr. Donald M. Carlton	Former President and Chief Executive Officer	Radian Corporation, LLC P.O. Box 201088 Austin, Texas 78720-1088
Cassandra C. Carr	Senior Advisor	Public Strategies, Inc. 98 San Jacinto Blvd., Suite 1200 Austin, TX 78701
Dr. E. Linn Draper, Jr.	Former Chairman of the Board, American Electric Power Company	400 W. 15th Street, Suite 1500 Austin, TX 78701-1677
James T. Hackett	President and Chief Executive Officer	Anadarko Petroleum Corporation 1201 Lake Robbins Drive The Woodlands, TX 77380
Jeffrey M. Heller	President and Chief Operating Officer	EDS 5400 Legacy Drive, MS: H2-8W-45 Plano, TX 75024
Kenneth M. Jastrow, II	Chairman and Chief Executive Officer	Temple-Inland Inc. 1300 South Mopac Expressway Austin, Texas 78746
James A. Johnson	Vice Chairman	Perseus LLC 2099 Pennsylvania Ave., N.W., Suite 900 Washington, DC 20006
W. Allen Reed	President and Chief Executive Officer	General Motors Asset Management Corporation 767 Fifth Avenue New York, New York 10153
Arthur Temple III	Chairman of the Board	First Bank & Trust, East Texas 5030 Champions Drive Lufkin, Texas 75901
Larry E. Temple	Attorney	400 W. 15th Street, Suite 1510 Austin, Texas 78701

Officers and Employees

        The following table sets forth the name and the present principal occupation or employment, and the name and principal business address of any corporation or other organization in which such employment is carried on, for each of the executive officers and employees of the Company who may be deemed to be participants in the solicitation of proxies by the Board of Directors in connection with the Annual Meeting. The principal occupation refers to such person's position with the Company.

Name	Principal Occupation	Business Address

M. Richard Warner	President	Temple-Inland Inc. 1300 South Mopac Expressway Austin, Texas 78746

Doyle R. Simons	Executive Vice President	Temple-Inland Inc. 1300 South Mopac Expressway Austin, Texas 78746

Randall D. Levy	Chief Financial Officer	Temple-Inland Inc. 1300 South Mopac Expressway Austin, Texas 78746

Christopher L. Nines	Director, Investor Relations	Temple-Inland Inc. 1300 South Mopac Expressway Austin, Texas 78746

Beneficial Ownership

        The beneficial ownership of securities of Temple-Inland by our directors or nominees for Board of Directors and of M. Richard Warner and Randall D. Levy are set forth in the table set forth on page 4 of the Proxy Statement. The beneficial ownership of securities of Temple-Inland by Doyle R. Simons and Christopher L. Nines is set out in the table below:

Beneficial Owner	Amount and Nature of Beneficial Ownership		Additional Ownership(4)(5)	Total Ownership

Doyle R. Simons	53,254	(1)(2)	35,727	88,981
Christopher L. Nines	1,513	(1)(2)(3)	6,361	7,874

(1)	Includes the following number of shares of Common Stock issuable upon the exercise of options exercisable within a period of 60 days from March 9, 2005: Mr. Simons—40,085 and Mr. Nines—1,475.

(2)	Includes 2,108 and 175 shares of Common Stock held for Messrs. Simons and Nines, respectively by a trust under an employee stock plan of the Company's subsidiaries. These shares are considered by the SEC to be beneficially owned for purposes of this Proxy Statement.

(3)	Includes 37.6 shares of Common Stock owned by certain relatives of Mr. Nines. Certain of these shares may be considered by the SEC to be beneficially owned for purposes of this Proxy Statement. Certain of the named individuals disclaim any beneficial interest in such shares.

(4)	Includes the following number of shares of Common Stock issuable upon the exercise of options with exercise dates and terms ranging from May 9, 2005 through February 4, 2010: Mr. Simons—29,500 and Mr. Nines—5,325. These options are not required to be reported under Rule 13d-3 and the shares underlying these options are not considered “beneficially owned” under Rule 13d-3. These amounts are not included in the amounts under the heading “Amount and Nature of Beneficial Ownership” in the above table.

(5)	Includes the following number of phantom shares under the Company's stock plan(s) which are payable in stock at retirement: Mr. Simons—6,227 and Mr. Nines—1,036. These amounts are not included in the amounts under the heading “Amount and Nature of Beneficial Ownership” in the above table.

Information Regarding Transactions in Securities of Temple-Inland by Participants

        The following table sets forth information regarding purchases and sales of Common Stock by each of the participants listed above under “Directors and Director Nominees” and “Officers and Employees” since March 1, 2003. Except as set forth below, all transactions were effected in the public market, and none of the purchase price or market value of those shares of Common Stock is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities. To the extent that any part of the purchase price or market value of any of those shares of Common Stock is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities, the amount of the indebtedness as of the latest practicable date is set forth below. If those funds were borrowed or obtained otherwise than pursuant to a margin account or bank loan in the regular course of business of a bank, broker or dealer, a description of the transaction and the parties is set forth below.

Name	Month/Day/Year	Number of Shares of Common Stock Purchased or (Sold)	Notes
Afsaneh M. Beschloss	03/14/2003	30	(b)
	06/13/2003	26	(b)
	09/12/2003	24	(b)
	12/15/2003	19	(b)
	02/06/2004	1,753	(a)
	03/15/2004	31	(b)
	06/15/2004	30	(b)
	09/15/2004	30	(b)
	12/15/2004	32	(b)
	12/15/2004	87	(b)
	02/04/2005	2,666	(a)

Donald M. Carlton	08/01/2003	1,721	(a)
	08/01/2003	10,000	(c)
	09/12/2003	12	(b)
	11/07/2003	229	(a)
	12/15/2003	10	(b)
	02/06/2004	1,553	(a)
	02/06/2004	213	(a)
	02/06/2004	666	(a)
	03/15/2004	15	(b)
	05/07/2004	209	(a)
	06/15/2004	25	(b)
	08/06/2004	195	(a)
	09/15/2004	27	(b)
	11/05/2004	310	(a)
	12/15/2004	31	(b)
	12/15/2004	83	(b)
	02/04/2005	2,666	(a)

Cassandra C. Carr	05/14/2004	1,000	(d)
	08/06/2004	10,000	(c)
	08/06/2004	1,016	(a)
	09/15/2004	6	(b)
	11/05/2004	311	(a)
	12/15/2004	7	(b)
	12/15/2004	22	(b)
	02/04/2005	2,665	(a)

Name	Month/Day/Year	Number of Shares of Common Stock Purchased or (Sold)	Notes
E. Linn Draper, Jr.	05/07/2004	10,000	(c)
	05/07/2004	1,777	(a)
	06/15/2004	10	(b)
	08/06/2004	142	(a)
	09/15/2004	10	(b)
	11/05/2004	155	(a)
	12/15/2004	13	(b)
	12/15/2004	33	(b)
	02/04/2005	2,383	(a)

James T. Hackett	03/14/2003	77	(b)
	05/02/2003	421	(a)
	06/13/2003	68	(b)
	08/01/2003	531	(a)
	09/12/2003	66	(b)
	11/07/2003	229	(a)
	12/15/2003	57	(b)
	02/06/2004	3,111	(a)
	03/15/2004	80	(b)
	05/07/2004	303	(a)
	06/15/2004	75	(b)
	08/06/2004	286	(a)
	09/15/2004	77	(b)
	11/05/2004	310	(a)
	12/15/2004	85	(b)
	12/15/2004	234	(b)
	02/04/2005	3,137	(a)

Jeffrey M. Heller	05/07/2004	10,000	(c)
	05/07/2004	1,928	(a)
	06/15/2004	11	(b)
	08/06/2004	285	(a)
	09/15/2004	12	(b)
	11/05/2004	311	(a)
	12/15/2004	14	(b)
	12/15/2004	41	(b)
	02/04/2005	2,618	(a)

Name	Month/Day/Year	Number of Shares of Common Stock Purchased or (Sold)	Notes
Kenneth M. Jastrow, II	03/14/2003	170	(b)
	06/13/2003	145	(b)
	09/12/2003	131	(b)
	12/15/2003	113	(b)
	12/31/2003	3,182	(f)
	02/06/2004	3,144	(i)
	02/06/2004	50,000	(j)
	02/06/2004	25,000	(j)
	02/06/2004	35,000	(j)
	02/06/2004	9,300	(g)
	02/06/2004	(7,061)	(g)(h)
	03/15/2004	490	(b)
	03/15/2004	(12)	(h)
	06/15/2004	460	(b)
	06/15/2004	(10)	(h)
	09/15/2004	462	(b)
	09/15/2004	(11)	(h)
	12/15/2004	490	(b)
	12/15/2004	1,363	(b)
	12/15/2004	(44)	(h)
	12/23/2004	381	(i)
	12/31/2004	3,874	(f)
	02/04/2005	50,000	(j)
	02/04/2005	25,000	(j)
	02/04/2005	35,000	(j)
	02/04/2005	12,303	(i)
	02/04/2005	(179)	(h)
	02/25/2005	(62)	(h)(i)
	02/25/2005	(13)	(h)(i)

James A. Johnson	03/14/2003	61	(b)
	05/02/2003	290	(a)
	06/13/2003	55	(b)
	08/01/2003	277	(a)
	09/12/2003	52	(b)
	11/07/2003	229	(a)
	12/15/2003	45	(b)
	02/06/2004	2,704	(a)
	03/15/2004	64	(b)
	05/07/2004	152	(a)
	06/15/2004	60	(b)
	08/06/2004	143	(a)
	09/15/2004	62	(b)
	11/05/2004	156	(a)
	12/15/2004	66	(b)
	12/15/2004	185	(b)
	02/04/2005	2,650	(a)

Name	Month/Day/Year	Number of Shares of Common Stock Purchased or (Sold)	Notes
W. Allen Reed	03/14/2003	77	(b)
	05/02/2003	289	(a)
	06/13/2003	68	(b)
	08/01/2003	278	(a)
	09/12/2003	64	(b)
	11/07/2003	229	(a)
	12/15/2003	54	(b)
	02/06/2004	2,704	(a)
	03/15/2004	75	(b)
	05/07/2004	152	(a)
	06/15/2004	70	(b)
	08/06/2004	143	(a)
	09/15/2004	71	(b)
	11/05/2004	156	(a)
	12/15/2004	78	(b)
	12/15/2004	214	(b)
	02/04/2005	2,650	(a)

Arthur Temple III	03/14/2003	69	(b)
	05/02/2003	131	(a)
	06/13/2003	60	(b)
	07/21/2003	(525)	(e)
	08/01/2003	126	(a)
	09/12/2003	55	(b)
	11/07/2003	104	(a)
	12/15/2003	47	(b)
	02/06/2004	2,316	(a)
	03/15/2004	64	(b)
	05/07/2004	95	(a)
	06/15/2004	60	(b)
	08/06/2004	89	(a)
	09/15/2004	62	(b)
	11/05/2004	96	(a)
	12/15/2004	66	(b)
	12/15/2004	182	(b)
	02/04/2005	2,336	(a)

Name	Month/Day/Year	Number of Shares of Common Stock Purchased or (Sold)	Notes
Larry E. Temple	03/14/2003	68	(b)
	05/02/2003	422	(a)
	06/13/2003	61	(b)
	08/01/2003	531	(a)
	09/12/2003	60	(b)
	11/07/2003	333	(a)
	12/15/2003	52	(b)
	02/06/2004	2,530	(a)
	03/15/2004	70	(b)
	05/07/2004	303	(a)
	06/15/2004	69	(b)
	08/06/2004	285	(a)
	09/15/2004	70	(b)
	11/05/2004	310	(a)
	12/15/2004	75	(b)
	12/15/2004	211	(b)
	02/04/2005	2,666	(a)

Randall D. Levy	12/31/2003	1,011	(f)
	02/06/2004	12,000	(j)
	02/06/2004	5,000	(j)
	02/06/2004	5,000	(j)
	03/15/2004	58	(b)
	03/15/2004	(2)	(h)
	06/15/2004	56	(b)
	06/15/2004	(2)	(h)
	09/15/2004	55	(b)
	09/15/2004	(2)	(h)
	12/15/2004	59	(b)
	12/15/2004	164	(b)
	12/15/2004	(8)	(h)
	12/31/2004	1,115	(f)
	02/04/2005	12,000	(j)
	02/04/2005	5,000	(j)
	02/04/2005	5,000	(j)

Christopher L. Nines	03/01/2003 thru 02/23/2005	174.5	(f)
	03/01/2003 thru 02/23/2005	38	(f) (Spouse)
	08/01/2003	1,000	(j)
	02/06/2004	1,000	(j)
	02/06/2004	2,500	(j)
	03/15/2004	5	(b)
	03/15/2004	(1)	(h)
	06/15/2004	6	(b)
	06/15/2004	(1)	(h)
	09/15/2004	5	(b)
	12/15/2004	6	(b)
	12/15/2004	16	(b)
	02/04/2005	2,500	(j)
	02/04/2005	1,000	(j)

Name	Month/Day/Year	Number of Shares of Common Stock Purchased or (Sold)	Notes
Doyle R. Simons	12/31/2003	1,952	(f)
	02/06/2004	8,000	(j)
	02/06/2004	3,000	(j)
	02/06/2004	3,000	(j)
	02/10/2004	10	(b)
	03/15/2004	35	(b)
	03/15/2004	(1)	(h)
	05/20/2004	1,000	(g)
	05/20/2004	(85)	(g)(h)
	06/15/2004	33	(b)
	06/15/2004	(1)	(h)
	09/15/2004	33	(b)
	09/15/2004	(1)	(h)
	12/15/2004	35	(b)
	12/15/2004	98	(b)
	12/15/2004	(4)	(h)
	12/31/2004	2,091	(f)
	02/04/2005	16,000	(j)
	02/04/2005	7,000	(j)
	02/04/2005	7,000	(j)

M. Richard Warner	12/31/2003	749	(f)
	02/06/2004	16,000	(j)
	02/06/2004	7,000	(j)
	02/06/2004	7,000	(j)
	03/15/2004	82	(b)
	03/15/2004	(3)	(h)
	05/19/2004	7,000	(g)
	05/19/2004	(4,755)	(g)(h)
	06/15/2004	77	(b)
	06/15/2004	(2)	(h)
	09/15/2004	77	(b)
	09/15/2004	(2)	(h)
	12/15/2004	82	(b)
	12/15/2004	229	(b)
	12/15/2004	(10)	(h)
	12/31/2004	844	(f)
	02/04/2005	20,000	(j)
	02/04/2005	10,000	(j)
	02/04/2005	10,000	(j)

(a)	Fee and/or award for serving as non-employee director of the Company paid in shares of common stock that is deferred under a Company plan.
(b)	Dividends acquired under a Company Plan that includes a dividend reinvestment feature, to be settled upon retirement.
(c)	Receipt of stock award under the Company's Stock Incentive Plan.
(d)	Purchased shares of common stock prior to becoming member of Board of Directors.
(e)	Sale of common stock by trust.
(f)	Shares acquired through on-going acquisitions under 401(k) plan.
(g)	Exercise of stock options.
(h)	Shares withheld for tax purposes.
(i)	Deferral of Salary under $1 Million Cap Policy and/or deferral of bonus under a Company plan.
(j)	Award of stock options, restricted stock units, performance stock units, restricted shares.

MISCELLANEOUS INFORMATION CONCERNING PARTICIPANTS

        Except as described in this Appendix A or elsewhere in the Proxy Statement, neither any participant nor any of their respective associates or affiliates (together, the “Participant Affiliates”), is either a party to any transaction or series of transactions since March 1, 2003, or has knowledge of any currently proposed transaction or series of proposed transactions, (i) to which the Company or any of its subsidiaries was or is to be a party, (ii) in which the amount involved exceeds $60,000, and (iii) in which any participant or Participant Affiliate had, or will have, a direct or indirect material interest. Furthermore, except as described in this Appendix A or elsewhere in the Proxy Statement, (i) no participant or Participant Affiliate directly or indirectly beneficially owns any securities of the Company or any securities of any subsidiary of the Company and (ii) no participant owns any securities of the Company of record but not beneficially.

        Except as described in this Appendix A or elsewhere in the Proxy Statement, no participant or Participant Affiliate has entered into any agreement or understanding with any person respecting any future employment by the Company or any of its affiliates or any future transactions to which the Company or any of its affiliates will or may be a party. Except as described in this Appendix A or elsewhere in the Proxy Statement, there are no contracts, arrangements or understandings by any participant or Participant Affiliate within the past year with any person with respect to any securities of the Company.

Appendix 1

P O Box 1150
Pittsburgh, PA 15230

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

Ä Please fold and detach card at perforation before mailing. Ä
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This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting on May 6, 2005

      The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and proxy statement each dated March 22, 2005 and does hereby appoint Kenneth M. Jastrow, II, M. Richard Warner, and Doyle R. Simons and each of them as Proxies, each with the power to appoint his substitute and hereby authorizes each of them to represent and vote, as designated below, all the shares of Common Stock, par value $1.00 per share, of Temple-Inland Inc. held of record by the undersigned on March 9, 2005 at the annual meeting of stockholders to be held on Friday, May 6, 2005, and any adjournment(s) thereof.

Date: , 2005
Signature(s)
Title(s)
Please sign this proxy exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such.

      (Continued on reverse side)

Ä Please fold and detach card at perforation before mailing. Ä
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TEMPLE-INLAND INC.	PROXY

This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made this Proxy will be voted FOR Proposals 1 and 2. The Directors of Temple-Inland Inc. recommend voting FOR proposals 1 and 2.

1.	Proposal to elect as Directors of Temple-Inland Inc. the following persons to hold office until the expiration of their terms or until their successors have been duly elected and have qualified.

Nominees for Director: Afsaneh M. Beschloss Jeffrey M. Heller W. Allen Reed

❑ FOR all nominees ❑ WITHHOLD from all nominees

Instructions: To withhold authority for any individual nominee(s), write the name of the nominee(s) below.

2.	Proposal to ratify the selection of Ernst & Young LLP as registered independent public accounting firm of Temple-Inland Inc. for the fiscal year ending December 31, 2005.

❑ FOR ❑ AGAINST ❑ ABSTAIN

3.	In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.

PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.